Exhibit 99.1

Press Release

Safehold Reports Third Quarter 2023 Results

NEW YORK, October 31, 2023

Safehold Inc. (NYSE: SAFE) reported results for the third quarter 2023.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the “Investors” section.

Highlights from the earnings announcement include:

—	Q3‘23 revenue was $85.6 million
—	Q3‘23 net income attributable to common shareholders was ($123.0) million which includes a ($145.4) million non-cash full impairment of Goodwill related to the merger, or $22.5 million excluding this impairment and other merger and Caret related costs
—	Q3‘23 earnings per share was ($1.81), including a loss of ($2.14) per share related to the non-cash full impairment of Goodwill related to the merger, or $0.33 excluding this impairment and other merger and Caret related costs
—	Closed $53 million of new originations during the quarter and post quarter-end, bringing total aggregate portfolio to $6.4 billion
—	$152 million of equity raised, including pro rata 8.5% participation from certain affiliates of MSD Partners, L.P., and management participation of $1.4 million
—	Received credit ratings upgrade to A3 from Moody’s Investors Services

“Amid ongoing uncertainty and volatility in the market, Safehold remains committed to making the modern ground lease an important tool to increase stability and resiliency in the real estate industry,” said Jay Sugarman, Chairman and Chief Executive Officer. “With $850 million of available liquidity, a strong balance sheet and recent credit ratings upgrade to A3, we will be disciplined and opportunistic, looking to provide our customers with efficient capital as real estate activity resumes.”

1114 Avenue of the Americas

New York, NY 10036

T 212.930.9400

E investors@safeholdinc.com

The Company will host an earnings conference call reviewing this presentation beginning at 9:00 a.m. ET on Wednesday, November 1, 2023. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial-in information listed below:

Dial-In:	877.545.0523
International:	973.528.0016
Access Code:	818663

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on November 1, 2023 through 12:00 a.m. ET on November 15, 2023 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	49301

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

Non-GAAP Financial Measures:

Net income attributable to Safehold Inc. common shareholders excluding merger & Caret related costs and non-recurring gains and EPS excluding merger & Caret related costs and non-recurring gains are non-GAAP measures used as supplemental performance measures to give management and investors a view of net income and EPS more directly derived from operating activities in the period in which they occur. Net income attributable to Safehold Inc. common shareholders excluding merger & Caret related costs and non-recurring gains is calculated as net income (loss) attributable to common shareholders, prior to the effect of non-recurring gains, and charges related to the merger, administration of Caret, origination of the Secured Term Loan to SAFE and goodwill impairment, all as adjusted to exclude corresponding amounts allocable to noncontrolling interests. It should be examined in conjunction with net income (loss) attributable to common shareholders as shown in our consolidated statements of operations. EPS excluding merger & Caret related costs and non-recurring gains is calculated as net income attributable to Safehold Inc. common shareholders excluding merger & Caret related costs and non-recurring gains divided by the weighted average number of common shares. These metrics should not be considered as alternatives to net income (loss) attributable to common shareholders or EPS, respectively (in each case determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”)). These measures may differ from similarly-titled measures used by other companies. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

Earnings Reconciliation (all figures in thousands except per share figures)[1]
Net income attributable to Safehold Inc. common shareholders	($122,696)
Add: Impairment of Goodwill	145,365
Add: Other merger & Caret related costs	60
Net income excluding merger & Caret related costs	$22,456
Weighted average number of common shares	67,979
EPS excluding merger & Caret related costs	$0.33

1 All numbers net of impact attributable to noncontrolling interests.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:
Pearse Hoffmann
Senior Vice President
Capital Markets & Investor Relations
T 212.930.9400
E investors@safeholdinc.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com